UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2004

ACTIVANT SOLUTIONS INC.

(Exact name of Registrant as specified in charter)

Delaware	333-49389	94-2160013
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

804 Las Cimas Parkway
Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 328-2300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
2nd Amended/Restated 2000 Stock Option Plan
Stock Option Agreement
Executive Employment Agreement

     Activant Solutions Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K, filed on October 12, 2004 (the “Form 8-K”), to amend Item 502 of the Form 8-K to provide more current information available.

Item 1.01 Entry Into a Material Definitive Agreement.

     On December 15, 2004, the Company and Activant Solutions Holdings Inc. (“Holdings”), entered into an employment agreement with A. Laurence Jones as further described under Item 5.02 below and which description is incorporated by reference in its entirety into this Item 1.01.

     In addition, on December 15, 2004, Holdings, with shareholder approval, amended and restated its Amended and Restated 2000 Stock Option Plan for Key Employees (as amended, the “Plan”) to increase the maximum aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”) that may be granted under the Plan to 10,000,000 shares.

     Holdings also increased the maximum aggregate number of shares of Common Stock that may be granted under the Plan to any Key Employee or Eligible Employee (as such terms are defined in the Plan) to 800,000 and waived such limitation as it applied to Mr. Jones.

     On December 15, 2004, Holdings and Mr. Jones entered into an option agreement (the “Option Agreement”) under the Plan. The options are exercisable for an aggregate of 3,000,000 shares of Holdings’ Common Stock at an exercise price of $2.25 per share (the “Stock Options”). The Stock Options (i) vest in four (4) equal installments over four (4) years, (ii) become fully vested upon the occurrence of a change of control of the Company and (iii) provide that upon Mr. Jones’ voluntary termination of his employment or upon termination of his employment by the Company, Mr. Jones shall have 360 days following the date of such termination to exercise any vested but unexercised options. In addition, if Mr. Jones’ employment is terminated without Cause (as defined in his Employment Agreement) or if he resigns for Good Reason (as defined in his Employment Agreement), Mr. Jones will receive accelerated vesting of Stock Options covering the lesser of (i) 1,125,000 shares or (ii) all remaining unvested Stock Options. All other unvested Stock Options will be cancelled.

     This description of the material terms of the Plan and the Option Agreement are qualified in their entirety by reference to the Plan and the Option Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On October 12, 2004, the Company issued a press release announcing the appointment of A. Laurence Jones as President and Chief Executive Officer of the Company. On December 15, 2004, the Company and Holdings entered into an employment agreement with Mr. Jones to be effective as of October 7, 2004 (the “Employment Agreement”).

     The Employment Agreement provides for a signing bonus in the amount of $150,000, an initial base salary of $375,000 (subject to increases as determined by the Board of Directors), and eligibility to receive an annual bonus of 100% of his base salary, (which such annual bonus may exceed 100% of his base salary if the Company exceeds certain revenue and other financial

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targets in the Company’s budget for the applicable fiscal year). Mr. Jones will be entitled to a minimum annual bonus of 50% of base salary for the fiscal year ended September 30, 2005, provided Mr. Jones continues to be employed by the Company as of the end of such fiscal year.

     Holdings will grant stock options to Mr. Jones exercisable for an aggregate of 3,000,000 shares of Holding’s common stock at an exercise price of $2.25 per share, pursuant to the term of the Option Agreement, described under Item 1.01 above and which description is incorporated by reference in its entirety into this Item 5.02.

     In the event Mr. Jones’ employment is terminated prior to January 5, 2005 without Cause or in the event he resigns for Good Reason (as such terms are defined in the Employment Agreement), Mr. Jones is entitled to all accrued benefits such as salary and expenses incurred, payment of any deferred compensation and benefit continuation for a period of 18 months following his termination.

     In the event Mr. Jones’ employment is terminated after January 5, 2005 without Cause or in the event he resigns for Good Reason, in addition to the salary and benefits listed above, Mr. Jones, subject to his execution of a release in favor of the Company, is entitled to a severance payment equal to 18 months of his then effective base salary, payable in a lump sum in cash, a pro-rated annual bonus, and any earned but unpaid annual bonus in respect of any full fiscal year ended prior to his termination.

     If Mr. Jones’ employment is terminated by the Company for Cause or by Mr. Jones other than for Good Reason, or if Mr. Jones’ employment is terminated by reason of his death or disability, the Company shall have no further payment obligations other than for payment of any accrued benefits, salary and bonus.

     The Employment Agreement provides for an 18-month non-competition and non-solicitation requirement after Mr. Jones’ employment with the Company is terminated.

     This description of the material terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.3, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     The following exhibits are furnished with this Form 8-K.

10.1	Activant Solutions Inc. Second Amended and Restated 2000 Stock Option Plan for Key Employees

10.2	Stock Option Agreement, dated December 15, 2004, between Activant Solutions Holdings Inc. and A. Laurence Jones

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10.3	Executive Employment Agreement, dated December 15, 2004, to be effective as of October 7, 2004, among Activant Solutions Inc., Activant Solutions Holdings Inc. and A. Laurence Jones

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
Date: December 20, 2004	By:	/s/ RICHARD W. REW, II
	Name:	Richard W. Rew, II
	Title:	General Counsel & Secretary

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